Exhibit 99

Susquehanna Media Co. – Fourth Quarter 2003 Results

March 31, 2004

York, PA – Susquehanna Media Co. (Media) reported $97.7 million consolidated revenues for the fourth quarter ended December 31, 2003. Revenues increased $4.4 million or 5% compared to fourth quarter 2002. Quarterly operating income of $25.8 million represented a $6.5 million or a 34% increase over fourth quarter 2002. Fourth quarter 2002 operating income included a $5.0 million goodwill impairment loss for the Internet and Other segment.

Media reported $376.3 million of revenues for the year ended December 31, 2003. Revenues increased $27.7 million or 8% compared to 2002. Operating income for the year was $92.5 million, a $36.2 million or 64% increase over 2002. The 2002 results included $21.1 million in expenses related to revaluing the Radio Employee Share Plan and Cable Performance Share Plan and, the $5.0 million goodwill impairment loss.

On July 10, 2003, we signed a purchase agreement with a subsidiary of RCN Corp. (“RCN”) to acquire the assets of the cable system serving Carmel, New York for $120.0 million cash. We completed the acquisition of the Carmel cable system on March 9, 2004. Concurrent with this purchase, Media replaced its senior secured credit facilities with new senior secured credit facilities, which were utilized to fund this transaction. The cable system serves approximately 29,000 video subscribers including approximately 8,900 telephony subscribers. The seller completed upgrading the system to 750 MHz with two-way capability prior to the closing. The system is providing digital video, residential high-speed Internet access and circuit switched telephony in upgraded areas of the system.

During the third quarter, Media’s parent ESOP Committee changed the formula for allocation of ESOP expense from 85% of eligible compensation and 15% business unit performance to 50% of eligible compensation and 50% business unit performance. The change in the allocation formula increased ESOP expense for the year ended December 31, 2003 over 2002 by approximately $1.9 million; $1.5 million recognized in the Radio segment, $0.3 million recognized in the Cable segment and $0.1 million recognized in the Internet and Other segment.

On August 1, 2003, we purchased WSOX-FM; a radio station licensed to Red Lion, Pennsylvania from Lancaster-York Broadcasting, LLC for $23.0 million cash. Existing credit facilities were utilized.

On June 30, 2003, Media purchased approximately 2,800 basic cable subscribers and related assets serving Canton, Mississippi from Galaxy Cable, Inc. for $5.0 million cash. Existing credit facilities were utilized to fund this acquisition. The purchased subscribers will be integrated into our existing Rankin County operation after headend elimination and rebuild of the cable plant. We anticipate that the rebuild and headend elimination will cost a total of $2.3 million and will be completed within twelve months.

On April 15, 2003, we issued $150.0 million of ten-year Senior Subordinated Notes (Notes) with interest at 7.375% payable semi-annually. The Notes were issued at par. Interest is payable semi-annually beginning October 15, 2003. The $148.5 million net proceeds were used to pay down Media’s existing revolving bank debt. In June 2003, Media exchanged the Notes for notes with identical terms that were registered with the Securities and Exchange Commission.

Radio

Fourth quarter revenues of $59.7 million were $0.9 million or 2% greater than fourth quarter 2002. Radio’s fourth quarter operating income was $19.0 million, a $0.2 million or 2% decrease from the same period in 2002. General economic conditions and weak local advertiser demand in radio have suppressed advertising rates. Operating income in fourth quarter 2003 was decreased by $0.5 million of additional ESOP expense.

Radio revenues for the year ended December 31, 2003 increased $12.8 million or 6% from 2002 to $229.0 million. Operating income was $62.6 million, an increase of $20.0 million or 47% over 2002. However, 2002 operating income included the recognition of a $17.1 million non-cash compensation expense for the revaluation of the Radio Employee Share Plan. Excluding the 2002 non-cash compensation expense related to the revaluation of the Radio Employee Share Plan and the 2003 increased ESOP charges, 2003 operating income increased $4.4 million or 8% over 2002.

Fourth quarter revenues on a same stations basis (excluding WYGY-FM which was acquired in September 2002 and WSOX-FM which was acquired in August 2003) were $58.2 million, a $0.3 million or 1% increase over fourth quarter 2002. Fourth quarter operating income on a same stations basis was $19.0 million, a decrease of $0.1 million from fourth quarter 2002.

Same station revenues for the year ended December 31, 2003 were $224.8 million, an increase of $9.8 million or 5% from 2002. Operating income on a same stations basis was $63.0 million, an increase of $20.3 million or 48% from 2002. Same stations operating income for 2002 included the $17.1 million non-cash compensation expense described above.

Cable

Fourth quarter 2003 revenues totaled $35.5 million, a $3.5 million or 11% increase over fourth quarter 2002. Revenue growth came primarily from increased penetration of cable modem and digital services and the effect of basic service rate increases implemented in first quarter 2003. Operating income was $7.0 million for the fourth quarter, an increase of $1.6 million or 30% over fourth quarter 2002. As of December 31, 2003, average monthly revenue per basic subscriber was $55.53, an increase of $5.18 or 10% over 2002.

Revenues for the year ended December 31, 2003 were $137.2, an increase of $14.5 million or 12% over 2002. Operating income for 2003 was $30.4 million, an increase of $9.3 million or 44% compared to 2002. Excluding compensation expense related to the Cable Performance Share Plan, 2003 operating income increased $6.4 million or 27% over 2002.

On a same systems basis, excluding the Lawrenceburg, Indiana cable system that was acquired April 1, 2002, 2003 Cable revenues were $131.0 million, a $12.2 million or 10% increase over 2002. Operating income was $32.1 million on a same systems basis, a $9.6 million or 43% increase over 2002. Excluding the 2002 compensation expense related to the Cable Performance Share Plan, operating income improved $6.4 million or 26% from 2002. Improved operating income was concentrated in the York and Williamsport, Pennsylvania and Brunswick, Maine areas and was due to the performance of new product lines and basic rate increases.

Cable capital expenditures totaled $25.3 million for the year ended December 31, 2003. Plant rebuild efforts in the Lawrenceburg, Indiana, Brunswick, Maine and Rankin County, Mississippi systems totaled $10.0 million. Other capital expenditures included: customer premise equipment totaling approximately $3.8 million; scaleable infrastructure totaling approximately $3.3 million (the largest scalable infrastructure investment was $2.5 million for headend equipment necessary to meet growing demand for our cable modem product). Scaleable infrastructure is defined as headend and other equipment that requires additional investment as subscriber counts increase. Cable’s corporate management group and its York area offices purchased new general and administrative office spaces at a cost of $2.9 million from a related party in 2003.

Internet and Other

Fourth quarter revenues totaled $2.5 million, equal to fourth quarter 2002. Susquehanna Data (Internet) had an operating loss of $0.2 million for fourth quarter 2003, compared to a $0.6 million operating loss in loss quarter 2002, excluding a $5.0 million goodwill impairment loss recognized in fourth quarter 2002.

Total year Internet revenues were $10.1 million, an increase of $0.4 million or 4% over 2002. Internet achieved near breakeven operating income for the year ended December 31, 2003, a $1.2 million or 96% improvement compared to the 2002 operating loss of $1.2 million for 2002, excluding the $5.0 million goodwill impairment loss in 2002.

Debt Covenant Compliance

Media was in compliance with all its covenants as of December 31, 2003 and with covenants in its new facilities as of March 9, 2004. Certain loan covenants in Media’s senior secured credit facilities utilize a defined term, Consolidated EBITDA or Actual EBITDA, to compare covenant compliance, including a fixed charge coverage ratio.

The indentures that govern both series of our senior subordinated notes contain covenants in which compliance is measured by a financial measure called “Consolidated EBITDA”. Additionally, our senior credit facility contains certain covenants in which compliance is measured by computations substantially similar to those used in determining Consolidated EBITDA. Consolidated EBITDA is defined as net income before income taxes, minority interest, interest expense, net of interest income, depreciation and amortization, employee stock ownership plan expense, non-cash credits and charges, extraordinary, non-recurring or unusual items, and any gain or loss on the disposal of assets.

Although Consolidated EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, we believe that Consolidate EBITDA is a meaningful measure of performance because it is commonly used in the radio and cable television industries to analyze and compare radio and cable television companies on the basis of operating performance, leverage and liquidity. In addition, as noted above, both our senior credit facility and the indentures that governs both series of our senior subordinated notes contain certain covenants in which compliance is measured by Consolidated EBITDA or computations substantially similar to those used in determining Consolidated EBITDA. Furthermore, management expects that Consolidated EBITDA will be used to satisfy working capital, debt service and capital expenditure requirements and other commitments and contingencies.

Consolidated EBITDA should not be considered in isolation or as a substitute for or an alternative to net income, cash flow from operating activities or other income or cash flow data prepared in accordance with GAAP. Consolidated EBITDA should not be considered as alternative measure of a company’s operating performance or liquidity. Consolidated EBITDA as presented may not be comparable to EBITDA or other similarly titled measures that may be used by other companies.

For the three months and year ended December 31, 2003, Consolidated EBITDA may be calculated as follows:

Three months ended December 31, 2003 (in millions of dollars):

	Radio	Cable	Internet and Other	Total

Operating income	$19.0	$7.0	$(0.2)	$25.8
Depreciation and amortization	2.0	6.3	0.1	8.4
Allocated ESOP expense	2.6	0.8	0.3	3.7

Consolidated EBITDA	$23.6	$14.1	$0.2	$37.9

Year ended December 31, 2003 (in millions of dollars):

	Radio	Cable	Internet and Other	Total

Operating income	$62.6	$30.4	$(0.5)	$92.5
Depreciation and amortization	6.5	24.0	0.5	31.0
Other items	0.3		(0.5)	(0.2)
Allocated ESOP expense	9.0	2.5	0.5	12.0

Consolidated EBITDA	$78.4	$56.9	$0.0	$135.3

General

Attached for your review is a schedule of unaudited selected financial information for the quarters and years ended December 31, 2003 and 2002.

Conference Call

A conference call is scheduled to review Susquehanna Media Co.’s fourth quarter 2003 results on Monday, April 5, 2004 at 11:00 am EST. To participate in this conference call, please dial (877) 326-2337. The participant code is 7055494.

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Some of the statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than historical facts included herein, including those regarding market trends, Media’s financial position, business strategy, projected plans, estimated impact of accounting treatment changes, estimated SEC filing dates, and objectives of management for future operations, are forward-looking statements. Many of these risks are discussed in Media’s Annual Report on Form 10-K for the year ended December 31, 2003. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of Media to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in Media’s markets), acquisition opportunities and Media’s ability to integrate successfully any such acquisitions, our ability to successfully enter new lines of business, from time to time, such as telephony, meet expectations and estimates concerning future financial performance, financing plans, Media’s ability to service its outstanding indebtedness, the impact of competition, existing and future regulations affecting Media’s business, possible nonrenewal of cable franchises, decreases in Media’s customers advertising expenditures and other factors over which Media may have little or no control.

Susquehanna Media Co. and Subsidiaries
Selected Financial Information
(dollars in thousands, except Cable Operating Data)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Income Statement Data:
Revenues:
Radio	$59,739	$58,831	$228,966	$216,222
Cable	35,482	31,964	137,228	122,754
Internet	2,464	2,450	10,066	9,670

Total	97,685	93,245	376,260	348,646
Operating Income (1), (2)
Radio	18,975	19,214	62,599	42,617
Cable	7,000	5,409	30,429	21,082
Internet and other (3)	(150)	(5,315)	(511)	(7,431)

Total	25,825	19,308	92,517	56,268
Depreciation and amortization
Radio	1,968	1,718	6,467	5,745
Cable	6,295	6,088	23,931	23,125
Internet and other	133	500	571	600

Total	8,396	8,306	30,969	29,470
Other Financial Data:
ESOP expense (4)
Radio	2,622	2,018	9,036	7,193
Cable	744	450	2,467	1,763
Internet and other	323	38	481	150

Total	3,689	2,506	11,984	9,106
Radio employee stock plan revaluation (1)	—	—	—	17,065
Cable performance share plan revaluation (2)	—	—	(443)	4,050
Goodwill impairment loss	—	5,000	—	5,000
Interest expense, net	8,101	7,208	30,720	29,200
Interest income from loans to Parent (5)	1,668	1,804	6,909	7,161
Capital expenditures	10,076	13,028	33,571	28,329
Total Long-term debt			515,705	521,137
Cable Operating Data:
Homes passed			311,096	292,753
Total customers (6)			207,326	206,372
Total customer penetration (7)			66.6%	70.5%
Basic video subscribers			205,602	205,926
Internal growth of subscribers (8)			-1.5%	-0.2%
Basic video penetration (9)			66.1%	70.3%
Digital customers (10)			44,019	36,831
Digital customer penetration (11)			21.4%	17.9%
Cable modems (12)			39,570	26,366
Cable modem penetration (13)			14.9%	11.5%
Average monthly revenue per basic subscriber (14)			$55.53	$50.35
Cable capital expenditures			25,347,000	20,902,000

(1)	Operating income for 2002 was decreased for the revaluation of the Radio Employee Stock Plan, recognized as non-cash compensation expense totaling $17.1. The compensation expense was reflected in the Radio segment.

(2)	Operating income for 2002 was decreased by a $4.1 million revaluation of the Cable Performance Share Plan. Approximately $2.6 million and $1.5 million were allocated to the Cable and Internet and Other segments, respectively.

(3)	Operating loss for 2002 for the Internet and Other segment included a $5.0 million goodwill impairment loss.

(4)	ESOP expense increased by approximately $1.9 million due to a change in the ESOP expense allocation. Approximately $1.5 million of additional 2003 ESOP expense was recognized by the Radio segment, $0.3 million by the Cable segment and $0.1 million by the Internet and Other segment.

(5)	Interest income on loans by Media to its Parent to fund the ESOP.

(6)	Total customers represent the sum of basic video customers and cable modem only customers.

(7)	Total customer penetration represents total customers as a percentage of homes passed.

(8)	Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.

(9)	Basic video penetration represents basic subscribers as a percentage of homes passed.

(10)	Digital customers represents the aggregate number of customer homes that subscribe to digital service.

(11)	Digital customer penetration represents digital customers as a percentage of basic subscribers.

(12)	Cable modems represents the aggregate number of cable modems that are billed for service.

(13)	Cable modem penetration represents cable modems as a percentage of homes passed available for two-way services.

(14)	Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.